Filed Pursuant to Rule 424(b)(3)
File No. 333-271097

SEI ALTERNATIVE INCOME FUND

(the "Fund")

Supplement dated August 10, 2026
to the Class F and Class Y Prospectuses (each, a "Prospectus"), dated December 31, 2025

This Supplement provides new and additional information beyond that contained in the Prospectus and should be read in conjunction with such Prospectus.

The Prospectus is hereby amended and supplemented to reflect the following changes to the Fund.

On or about October 1, 2026, the Fund intends to modify its target allocation of investments in equity securities of collateralized loan obligations ("CLOs") so that it will not invest more than 10% of its net assets in equity securities of CLOs, measured at the time of purchase. As of the date of this Supplement, the Fund's current exposure to equity securities of CLOs is approximately 14% of the Fund's net assets. The change is intended to allow the Fund to qualify as an acquired fund in certain fund of funds arrangements relying on Rule 12d1-4 under the 1940 Act and may enhance the Fund's ability to attract additional assets.

Change in Investment Strategy for the SEI Alternative Income Fund

In the Fund Summary for the Fund, under the heading titled "Summary of Terms," under the sub-heading titled "Investment Approach; High Degree of Risk," the seventh sentence of the first paragraph thereunder is hereby deleted and replaced with the following:

Under normal circumstances, the Fund's allocation to equity securities of CLOs will not exceed 10% of its net assets, measured at the time of purchase.

In addition, under the heading titled "Investment Strategies," the seventh sentence of the first paragraph thereunder is hereby deleted and replaced with the following:

Under normal circumstances, the Fund's allocation to equity securities of CLOs will not exceed 10% of its net assets, measured at the time of purchase.

There are no other changes to the Investment Strategy of the Fund.

There are no other changes to the Prospectus.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

SEI-F-1647 (08/26)